SUPPLEMENT TO
                                 PROXY STATEMENT

                           THE FIRST AUSTRALIA FUND, INC.

                                Gateway Center 3
                               100 Mulberry Street
                            Newark, New Jersey 07102

                          -----------------------------
                         Special Meeting of Shareholders
                                November 30, 2000
                          -----------------------------

The following information supplements information contained in the proxy statement ("Proxy Statement") for The First Australia Fund, Inc. ("Fund") that was mailed to you on or about October 31, 2000.

On November 10, 2000, EquitiLink Holdings Limited ("EL") entered into a Stock Purchase Agreement ("Agreement") with Mira, L.P. ("Mira"), pursuant to which EL agreed to sell, or to cause one of its affiliates to sell, to Mira, and Mira agreed to buy from EL or such affiliate, 2,742,461 shares of common stock of the Fund, adjusted to reflect any stock dividends, splits, combinations or other corporate actions. The sale is to be concluded subsequent to the satisfaction of certain conditions including: the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; the absence of any court  order  prohibiting  or  restraining  the  sale;  the  receipt  of all necessary regulatory approvals; and the closing of the sale of the EquitiLink Group, including the Fund's manager, EquitiLink International Management Limited, and investment adviser, EquitiLink Australia Limited, to Aberdeen Asset Management PLC. Assuming Mira continues to hold the Fund shares it presently owns, following the share sale Mira will own 31.8% of the Funds outstanding shares. As part of the agreement, Mira has agreed to vote all the Fund shares it currently owns in favor of the proposal ("Proposal") of the Fund's Board of Directors, described in the Proxy Statement, for the approval of a new management agreement and new investment advisory agreement for the Fund. Mira has also agreed not to solicit proxies in opposition to the Proposal or, prior to the stock sale, to attempt to influence Fund management or policies or to take or support any action opposing the Proposal. Finally, Mira has acknowledged that the Fund shares it is to acquire under the Agreement will be subject to certain legal restrictions regarding their further sale.

Because the Agreement withdraws the threat of an opposition proxy statement, the estimated costs of solicitation of proxies for the Special Meeting are reduced from the $250,000 indicated in the Proxy Statement to $90,000.

Date: November 16, 2000